Exhibit 10.2

ENGAGEMENT AGREEMENT

THIS ENGAGEMENT AGREEMENT (“Agreement”) is executed this 12th day of May 2017, and effective as of the 1st day of May 2017 (the “Effective Date”), between Western Uranium Corporation, an Ontario, Canada corporation (“WUC”) and Robert R. Klein (“Klein”).

WHEREFORE, WUC desires to engage the services of Klein as Chief Financial Officer of WUC to perform the duties set forth on Exhibit A – “Scope of Services,” attached hereto and incorporated into this Agreement (the “Services”); and

WHEREFORE, Klein is willing to accept this engagement and perform his duties for WUC under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the above recitals and the mutual promises, covenants, undertakings, and other consideration recited herein, the Parties agree as follows:

1.            Duties and Services.

a.          Duties. Klein shall report directly to George E. Glasier, Chief Executive Officer of WUC (the “CEO”) and Klein shall devote substantially all of his business time and attention to the business and affairs of WUC and its subsidiaries. Notwithstanding the foregoing, Klein (i) may engage in charitable, civic, fraternal and community affairs, educational and professional and/or trade industry association activities, (ii) manage his personal passive investments, (iii) with prior written notice to the Board of Directors of WUC (the “Board”), serve on the boards of directors of non-profit organizations and (iv) with the prior written approval of the Board, serve on the boards of directors of for-profit companies; provided that such activities, do not interfere, either individually or in the aggregate, in any material respect, with the performance of Klein’s duties under this Agreement or create a potential business or fiduciary conflict. As notice is provided, Klein has continued economic interests owed as set forth on Exhibit B – “Economic Interests”, attached hereto and incorporated into this Agreement and by execution of this Agreement, the Board approves his continued efforts toward realizing such Economic Interests.

b.          Services. Klein shall perform the Services as detailed in Exhibit A. Klein shall exercise independent judgment regarding the manner in which Klein performs the Services while exercising reasonable best efforts to comply satisfactorily with the terms of this Agreement. Klein agrees to comply with all ordinances, laws, orders, rules, and regulations related and/or applicable to the Services.

2.           Compensation. During the Contract Term, Klein shall be paid Twelve Thousand Five Hundred Dollars (US$12,500.00) per month, payable on the last day of each month during the term hereof. Klein shall during the term of this Agreement be considered an independent contractor and thus no taxes or withholding shall be paid or made by WUC. The Company will reimburse Klein for all reasonable travel and other business expenses incurred by Klein during the Term in connection with the performance of Klein’s duties and obligations under this Agreement. All expenses in excess of $100.00 must first be approved by George E. Glasier, CEO.

3.            Term. The term of this Agreement shall commence on the Effective Date and continue until June 30, 2017. The term of this Agreement may be extended upon mutual agreement.

4.            Confidential Information.

a.          For purposes of this Agreement, “Confidential Information” means (i) any and all trade secrets, as defined by any applicable state, federal or international law, concerning the business and affairs of WUC, including, without limitation, operational and product specifications, plans of operation, resource, exploration, development and processing data, information and plans, water, air, or other environmental and community assessment plans and studies, reclamation studies, estimates and data, know-how, training, formulae, compositions, processes, designs, sketches, photographs, maps, topological, hydrological, geological, metallurgical, and geographic studies and data, graphs, drawings, samples, inventions, past, current, and planned exploration, research and development, including programs and budgets, current and anticipated customers and customer requirements, including the terms and conditions of customer relationships, price lists, market studies, business plans, current and anticipated suppliers and the terms and conditions of supplier relationships, computer software and programs, database technologies, systems, structures, architectures, processes, improvements, devices, discoveries, concepts, methods, and other information, however documented, of WUC that is a trade secret within the meaning of applicable law; (ii) any and all information concerning the business and affairs of WUC (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, customers, drivers, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques, however documented); and (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for WUC containing or based, in whole or in part, upon any information included in the foregoing.

b.          The term Confidential Information does not include any information which (i) is published by WUC or otherwise is or becomes generally available and known to the public (other than as a result of a disclosure directly or indirectly by Klein or any person or entity acting for, through or on behalf of Klein, (ii) is or becomes available to Klein on a non-confidential basis from a source other than WUC or its advisors, provided that such source is not and was not bound by a confidentiality agreement with, or other obligation of secrecy to, WUC, or (iii) has already been independently acquired or developed by Klein without violating any confidentiality agreement with, or other obligation of secrecy to, WUC.

c.          With regard to any Confidential Information, Klein agrees to: (i) hold such information in absolute confidence and absolutely secret; (ii) use such information solely for the purpose of performing his duties under this Agreement and solely for the benefit of WUC; (iii) not use any such information for any other purpose not directly and expressly authorized by this Agreement; (iv) not to use any such information for his own account or benefit or for the use, account or benefit of others besides WUC, and (v) refrain from disclosing, and take all reasonable steps to prevent the disclosure of, such information to any person or entity not authorized to receive it.

d.          The parties hereto irrevocably stipulate and agree that: (i) the protections afforded to Confidential Information hereunder are necessary, fundamental, and required for the protection of WUC’s business; and (ii) a breach of any of the provisions of this Agreement and any disclosure of any of the Confidential Information in violation of the terms hereof will result in irreparable harm and damage to WUC which harm and damage cannot be completely and adequately determined nor compensated by any monetary award. Accordingly, it is expressly agreed that, in addition to all other remedies which may be available at law for any breach hereof, WUC shall be entitled to the immediate issuance of a temporary restraining order, temporary or permanent injunction, or other equitable relief prohibiting any threatened or actual violation of this Agreement or requiring the remediation thereof or specifically enforcing the provisions hereof. Klein hereby consents to the issuance of any such order ex parte. Such equitable remedies shall not be the exclusive remedy for any breach of this Agreement but shall be in addition to all other remedies available at law or equity.

e.          Nothing contained herein shall prevent a party from disclosing Confidential Information pursuant to a subpoena or order of any court or governmental agency or from disclosing Confidential Information to any governmental agency if required to do so by law; provided however that, before disclosing information under any such circumstances, Klein agrees to provide WUC a copy of such subpoena, order or other requirement for disclosure at least three days prior to disclosing any Confidential Information in order to provide WUC an opportunity to contest any requirement for such disclosure.

f.          In the event of any legal action taken to enforce the confidentiality provisions of this Agreement, the prevailing party shall be entitled to recover all costs and expenses associated with such action or litigation, including but not limited to, attorney fees, witness fees, expert witness fees, travel and other expenses, copying, telephone and all other charges and expenses.

5.            Non-Disparagement.

a.         Klein agrees not to make negative comments or otherwise disparage WUC or its officers, directors, employees, shareholders, agents or products, including, without limitation, by engaging in any disparaging communication with any Customer or prospective Customer of WUC, other than in the good faith performance of Klein’s duties to WUC while Klein is contracted by WUC and thereafter. The foregoing shall not be violated by (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (ii) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) with apparent or actual jurisdiction to order such person to disclose or make accessible such information.

b.         WUC agrees to instruct its officers and directors to not make any negative, derogatory or disparaging remarks about Klein, and to enforce such instructions if it becomes aware of any violation thereof.

6.            Work Product. Subject to the provisions of applicable law, Klein acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, works of authorship, mask works and intellectual property (whether or not including any confidential information), all other proprietary information and all similar or related materials, documents, work product or information (whether or not patentable) which have relevance to the current or contemplated businesses in which WUC is engaged and which are conceived, developed or made by Klein (whether alone or jointly with others) while employed by any Related Company (collectively the “Work Product”), shall be the sole, exclusive and absolute property of such Related Company, and Klein hereby does irrevocably assign, transfer and convey (to the extent permitted by applicable law) all rights, including intellectual property rights, therein on a worldwide basis to the applicable Related Company or such other entity as such Related Company shall designate, to the extent ownership of any such rights does not vest originally in such Related Company and waives any moral rights therein to the fullest extent permitted under applicable law. Klein will promptly disclose any such Work Product to the applicable Related Company (except where it is lawfully protected from disclosure as the trade secret of a third party or by any other lawful bar to such disclosure) and will, at the applicable Related Company’s request (and, during the Employment Term, without additional compensation), perform all actions reasonably requested by any Related Company to establish and confirm such ownership, including execute any patent, trademark or copyright papers covering such Work Product as well as any papers which may be considered necessary or helpful by the applicable Related Company in the prosecution of applications for patents thereon or which may relate to any litigation or controversy in connection therewith, with applicable Related Company bearing all expenses of performing such actions (including expenses incident to the filing of such application, the prosecution thereof and the conduct of any such litigation).

7.            Enforcement. The parties hereto acknowledge and agree that Klein’s services are unique and Klein has access to Confidential Information and Work Product, that the provisions of Sections 4, 5 or 6 are necessary, reasonable and appropriate for the protection of the legitimate business interests of WUC and its Affiliates, that irreparable injury will result to WUC and its Affiliates if Klein breaches any of the provisions of Sections 4, 5, or 6 and that money damages would not be an adequate remedy for any breach by Klein of this Agreement and that WUC will not have any adequate remedy at law for any such breach. Therefore, in the event of a breach or threatened breach of this Agreement, WUC or any of its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without the necessity of showing actual money damages, or posting a bond or other security). Nothing contained herein shall be construed as prohibiting WUC or any of its successors or assigns from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

8.            Tolling. In the event of any violation of the provisions of Sections 4, 5, or 6 hereof, Klein acknowledges and agrees that the post-termination restrictions contained in Sections 4, 5, or 6 hereof shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

9.            Representations and Acknowledgements.

a.         Klein hereby represents and warrants to WUC that (i) the execution, delivery and performance of this Agreement by Klein does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Klein is a party or by which he is bound and that Klein is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Klein from entering into this Agreement or impair Klein’s ability to perform all of Klein’s duties and obligations hereunder, (ii) Klein is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other Person, except for the Original Agreement, (iii) Klein shall not use any confidential information or trade secrets of any third party in connection with the performance of his duties hereunder, and (iv) this Agreement constitutes the valid and binding obligation of Klein, enforceable against Klein in accordance with its terms. Klein acknowledges and agrees that the provisions of Sections 4, 5, or 6 are in consideration of: (i) Klein’s engagement by WUC and (ii) additional good and valuable consideration as set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged. Klein expressly agrees and acknowledges that the restrictions contained Sections 4, 5, or 7 do not preclude Klein from earning a livelihood, nor do they unreasonably impose limitations on Klein’s ability to earn a living, and that such provisions shall survive the expiration of the Contract Term and the termination of Klein’s services hereunder for any reason in accordance with their terms. In addition, Klein agrees and acknowledges that the potential harm to WUC of its non-enforcement outweighs any harm to Klein of its enforcement by injunction or otherwise. Klein acknowledges that Klein has carefully read this Agreement and has given careful consideration to the restraints imposed upon Klein by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information. Klein expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

b.         WUC hereby represents and warrants to Klein that (i) the execution, delivery and performance of this Agreement by such entity does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Affiliate is a party or by which it or any Affiliate is bound and that no Affiliate is a party to any agreement or understanding, written or oral, or subject to any restriction, which, in either case, could prevent such entity from entering into this Agreement or impair such entity’s ability to perform all of its duties and obligations hereunder, and (ii) this Agreement constitutes the valid and binding obligation of WUC, enforceable against each such entity in accordance with its terms.

10.           Definitions.

“Cause” means (a) Klein’s commission of an act of fraud or embezzlement against WUC or any of its Affiliates or a breach of Klein’s fiduciary duty to WUC; (b) any conviction of, or plea of guilty or nolo contendere by, Klein with respect to a felony (other than a traffic violation); or (c) Klein’s material breach of the terms of this Agreement or any other agreement between Klein and WUC or of a material written policy or code of conduct of WUC, or any of its Affiliates; provided, however, that Cause shall not be deemed to exist under clause (d), unless Klein has first been given reasonably detailed written notice of the grounds for such Cause and Klein has not contested such grounds and in the event Klein contests such grounds, the final determination of such issue by a court.

“Customer” means any Person who: (a) purchased products or services from any Related Company prior to or during the Contract Term or, after the Contract Term, within twelve (12) months prior to the Termination Date; or (b) was called upon or solicited by a Related Company or any of their predecessors prior to or during the Contract Term or, after the Contract Term, within six (6) months prior to the Termination Date, so long as Klein had direct or indirect contact with such Person as an employee of any Related Company or learned or became aware of such Person during the Contract Term.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

11.          Litigation. This Agreement has been negotiated within the State of Colorado and the rights and obligations of the Parties to this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to any jurisdiction’s principles of conflict of laws. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the State court in Mesa County, Colorado, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

12.          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.          Effect of Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in a manner so as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which taken together shall constitute one and the same agreement.

15.           Modification of Agreement; Waiver. This Agreement may be amended, waived, changed, modified, extended, or rescinded only by a writing signed by WUC and Klein. The failure of any party to this Agreement to insist upon performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver occurred.

16.          Complete Agreement. This Agreement and the exhibits hereto contain the complete agreement and understanding of the parties and shall, as of the Effective Date, supersede all other prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

17.          Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed by the parties, courts and arbitrators in accordance with the laws of the State of Colorado, without regard to conflicts-of-laws principles that would require the application of any other law.

18.           Notices. Any notice required pursuant to this Agreement shall be in writing and shall be deemed delivered (a) on the day of delivery if delivered in person, (b) three (3) business days after mailing by registered or certified mail, return receipt requested; (c) on the date sent by facsimile, email or other form of electronic delivery provided however that a copy is also sent by first class mail; or (d) one (1) business day after deposit with an overnight delivery courier service; and in each case fully prepaid and properly posted and addressed as follows:

To WUC:Western Uranium Corporation

Attn: President and CEO

31127 Hwy 90 Road, P.O. Box 98

Nucla, Colorado 81424-0098

gglasier@western-uranium.com

To Klein:

Robert Klein

7 Brentwood Court

Warren, NJ 07059

robkein01@yahoo.com

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

19.          Expenses. WUC and Klein will each pay their own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the agreements contemplated hereby, unless otherwise agreed in writing between WUC and Klein.

20.          Successors and Assigns; Third Party Beneficiary. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Klein, WUC, and their respective successors and assigns, including any entity with which WUC may merge or consolidate or to which all or substantially all of its equity may be sold or its assets may be transferred; provided, that the rights and obligations of Klein under this Agreement shall not be assignable. As used in this Agreement, “Company” include any successor to all or substantially all of the business and/or assets of WUC, which assumes and agrees to perform the duties and obligations of WUC under this Agreement by operation of law or otherwise.

21.          Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of Colorado, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

22.          Indemnification and Directors and Officers Insurance. In Klein’s capacity as an officer of WUC or serving or having served any other entity as an officer at WUC’s request, Klein shall be indemnified and held harmless by WUC to the fullest extent allowed by law, WUC’s Certificate of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Klein may be involved, or threatened to be involved, as a party or otherwise by reason of Klein’s status, which relate to or arise out of WUC and such other entities, their assets, business or affairs, if in each of the foregoing cases, (a) Klein acted in good faith and in a manner Klein believed to be in the best interests of WUC, and, with respect to any criminal proceeding, had no reasonable cause to believe Klein’s conduct was unlawful, and (b) Klein’s conduct did not constitute gross negligence or willful or wanton misconduct. WUC shall advance all reasonable expenses incurred by Klein in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation related expenses. WUC agrees to maintain adequate directors and officers insurance coverage.

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The parties hereto have executed this Engagement Agreement as of the first day and year written above.

WESTERN URANIUM CORPORATION

By:	/s/ George E. Glasier
Its:	President and CEO
Date:	May 12, 2017

Robert r. Klein

By:	/s/ Robert R. Klein
Robert R. Klein

Date:	May 12, 2017

EXHIBIT A

to that certain Engagement Agreement

between

Western Uranium Corporation

and

Robert R. Klein

effective as of 1st May 2017

Klein will provide the following Services to WUC:

Function and Accountabilities: as Chief Financial Officer of WUC, Klein will, under the broad operating guidelines set by the Board, assume full responsibility for the management of WUC including:

1.	As requested by the CEO, contributing to the development and achievement of strategic objectives for WUC.

2.	As requested by the CEO, playing a role in WUC’s investor relations activities.

3.	As requested by the CEO, assisting the CEO with the identification, negotiating and execution of M&A and/or similar transactions.

4.	As requested by the CEO, playing a key role in executing public and private market capital raising initiatives.

5.	Playing an integral role along with the CEO in developing and maintaining relationships with investment banking firms.

6.	Assisting CEO in financial decision making through preparation of requisite financial analysis.

7.	Advising CEO, from a financial risk management perspective.

8.	Overseeing the preparation of financial statements and MD&A and providing certification as required by applicable securities laws.

9.	Overseeing the accounting function and maintenance of books and records in accordance with governing regulations.

10.	Reorganizing business finances, accounts, and systems to improve efficiency.

11.	Establish an internal control policy to public company standard in Canada and the United States.

12.	Overseeing the multi-national tax preparation and filing process.

13.	Overseeing the financial planning, budgeting and forecasting processes for the organization.

14.	Overseeing relationships with the multi-national group of vendors and creditors and cost management.

15.	Managing financial relationships of WUC with banks and potential lenders.

16.	Managing public securities relationships with public stock exchanges and the transfer agent.

17.	Facilitating and assisting the Chairman, Corporate Secretary, and outside counsel on regulatory compliance matters.

EXHIBIT B

to that certain Engagement Agreement

between

Western Uranium Corporation

and

Robert R. Klein

effective as of 1st May 2017

As of the Effective Date of this Agreement, Klein has residual Economic Interests, which he wishes to maintain, owed by plaintiffs which are partially dependent upon resolution of the following lawsuit:

Cross River Inititiatives LLC, Cross River Advisors LLC, and Bedford Bridge Fund LLC (plaintiff) versus Log Storm Security Inc. Dale Cline, and Inglesino, Webster, Wyciskala & Taylor, LLC (defendants).